SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


I.   SCHEDULE 14A INFORMATION

     A. Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

| |  Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive  Additional Materials
|_| Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                      American Mobile Satellite Corporation
                (Name of Registrant as Specified in Its Charter)

                                 Randy S. Segal
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction  applies:
2)   Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)   Proposed maximum aggregate value of transaction:
5)   Total fee paid:


     |_| Fee paid previously with preliminary materials.
     |_| Check box if any part of the fee is offset as provided by Exchange  Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:
         2)   Form Schedule or Registration Statement No.:
         3)   Filing Party:
         4)   Date Filed:

[GRAPHIC OMITTED]






American Mobile Satellite Corporation
10802 Parkridge Boulevard
Reston, Virginia  20191-5416




Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of American Mobile Satellite Corporation to be held at 9:00 a.m. on Wednesday, May 26, 1999 at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia (703/620-9000).

The formal notice of annual meeting and proxy statement are attached to this letter. This material contains information concerning the business to be conducted at the meeting and the nominees for election as directors.

Even if you are unable to attend the meeting in person, it is important that your shares be represented. Therefore, I urge you to complete, date, sign and return the enclosed proxy card at your earliest convenience. If you choose to attend the annual meeting, you may, of course, revoke your proxy and cast your votes personally at the meeting.


                                                Sincerely,
                                                /s/Gary M. Parsons
                                                Chairman of the Board

[GRAPHIC OMITTED]





American Mobile Satellite Corporation
10802 Parkridge Boulevard
Reston, Virginia  20191-5416


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of American Mobile Satellite Corporation:

The annual meeting of stockholders of American Mobile Satellite Corporation ("American Mobile" or the "Company") will be held at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia, on Wednesday, May 26, 1999, at 9:00 a.m., for the following purposes:

     1. To elect nine directors;

     2. To consider and act upon a proposal to amend the Company's 1994 Stock Option Plan for Non-Employee Directors, in order to increase the number of authorized shares available under such Plan and to increase the size of the automatic option grants under such plan;

     3. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent accountants for American Mobile for the year 1999; and

     4. To transact such other business as may be properly brought before the meeting or any adjournments thereof.

Only holders of record of American Mobile's common stock at the close of business on March 31, 1999 will be entitled to vote at the meeting. A list of such stockholders will be available at the Company's headquarters, 10802 Parkridge Boulevard, Reston, Virginia for examination during normal business hours by any stockholder for any purpose germane to the meeting for a period of ten days prior to the meeting.

Stockholders who do not expect to attend the meeting in person are asked to date, sign and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

                                             By order of the Board of Directors,
                                             Randy S. Segal
                                             Senior Vice President and Secretary

Reston, Virginia
April 21, 1999

[GRAPHIC OMITTED]







American Mobile Satellite Corporation
10802 Parkridge Boulevard
Reston, Virginia  20191-5416




The accompanying proxy is solicited on behalf of the Board of Directors of American Mobile Satellite Corporation ("American Mobile" or the "Company") for use at the annual meeting of stockholders to be held on May 26, 1999, and any adjournments thereof. The annual meeting will be held at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia, and will commence at 9:00 a.m. The stockholder giving the proxy may revoke it at any time before it is exercised at the meeting by delivering to the Secretary of American Mobile a written instrument of revocation or a duly executed proxy bearing a later date. This proxy statement and the accompanying form of proxy are being first sent to stockholders on or about April 21, 1999.

The only class of securities of American Mobile entitled to vote at the 1999 annual meeting is its common stock, of which 32,303,098 shares were outstanding on March 31, 1999. Only stockholders of record at the close of business on March 31, 1999 will be entitled to vote at the annual meeting. The presence of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the annual meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the annual meeting in the manner described elsewhere in this proxy statement.

Each stockholder has one vote for each share of common stock held, and in the election of directors is entitled to cumulate his or her votes. Under cumulative voting, each stockholder is allowed that number of votes equal to the number of director positions to be filled (nine) multiplied by the number of shares of common stock owned. The stockholder may distribute those votes among one or more, or all, of the nominees as the stockholder desires. However, as described below, the accompanying proxy reserves to the persons named therein the right to distribute the votes represented by such proxy in their discretion in order to maximize the likelihood of electing the full slate of directors. Under cumulative voting, directors are elected by a plurality of votes cast. A withheld vote on any nominee will not affect the voting results.

With respect to Proposal 2, approval of amendments to the 1994 Stock Option Plan for Non- Employee Directors, and with respect to Proposal 3, ratification of the appointment of Arthur Andersen LLP as independent accountants for American Mobile for the year 1999, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote will be required. Abstentions will be treated as votes present and entitled to vote and thus will have the effect of a vote against these proposals.

Brokers who hold shares in street name for beneficial owners have the authority to vote on the matters scheduled for the meeting if the brokers do not receive instructions from beneficial owners. Broker non-votes (arising from the lack of instructions from beneficial owners) will not affect the outcome of the vote on Proposal 2 or Proposal 3. Broker non-votes will be counted in determining the existence of a quorum.

The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. The Company also will request persons, firms and corporations holding common stock in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners, and the Company will reimburse the holders for their reasonable out-of-pocket expenses in so doing.


                            1. ELECTION OF DIRECTORS
                            ------------------------

It is intended that the persons named in the proxy will, unless otherwise instructed, vote for the election of the nine nominees listed below to serve as directors until the next annual meeting of stockholders and until their respective successors are elected and qualified. If for any reason any nominee should not be available for election or able to serve as a director, the accompanying proxy may be voted for the election of a substitute nominee designated by the Board of Directors and will be voted for the election of the other nominees named therein. In any event, management reserves the right in its discretion to distribute the total votes represented by the proxies unevenly or among less than all of the persons named (or their substitutes), as permitted by cumulative voting, in order to maximize the likelihood of electing the full slate of directors.

Nominees
--------

Information with respect to the business experience and affiliations of the nominees to the Board of Directors is set forth below. The information set forth below and elsewhere in this proxy statement concerning the nominees and their security holdings has been furnished by them to American Mobile.

     Gary M. Parsons, 48. American Mobile's Chairman of the Board of Directors since March 1998, Mr. Parsons has been an American Mobile director, and formerly Chief Executive Officer and President of American Mobile, since July 1996. Mr. Parsons joined American Mobile from MCI Communications Corporation ("MCI") where he served in a variety of executive roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI's subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI.

     Douglas I. Brandon, 40. An American Mobile director since January 1998, Mr. Brandon is Vice President -- External Affairs & Law, AT&T Wireless Services, Inc. ("AT&T Wireless"). Prior to joining AT&T Wireless in 1993, Mr. Brandon was associated with the law firm of Davis Polk & Wardwell beginning in 1986. Prior to Davis Polk, Mr. Brandon clerked for the Honorable William H. Timbers of the United States Court of Appeals for the Second Circuit.

     Pradeep P. Kaul, 49. An American Mobile director since May 1998, Mr. Kaul is Executive Vice President of Hughes Network Systems ("HNS") and a member of the Office of the Chairman. In addition to his general corporate duties, Mr. Kaul is responsible for HNS' efforts in the wireless marketplace, managing the development and marketing of offerings that include subscriber terminals, infrastructure networks and digital network services. Prior to 1987, Mr. Kaul was senior vice president of M/A-Com Telecommunications, Inc. ("M/A-Com"), which was acquired by Hughes Electronics Corporation ("Hughes") in 1987. Prior to that, Mr. Kaul was director of engineering with M/A Com.

     Billy J. Parrott, 63. An American Mobile director since May 1988, Mr. Parrott is President and Chief Executive Officer of Antifire, Inc., a manufacturer of non-toxic fire retardants. Mr. Parrott is also the founder and co-founder of several telecommunications companies, including Private Networks, Inc., a builder and operator of telecommunications and broadcast properties, and Roanoke Valley Cellular Telephone Company, a cellular communications company. Mr. Parrott is owner of a production company where he functions as a writer, producer, director and marketing consultant to Fortune 500 companies.

     Walter V. Purnell, Jr., 53. An American Mobile director and the Company's Chief Executive Officer since January 1999, Mr. Purnell also serves as the President, a position he has held since March 1998. Previously, Mr. Purnell was President and Chief Executive Officer of ARDIS since September 1995. Before that, Mr. Purnell had served as the chief financial officer of ARDIS since its founding in 1990. Before 1990, Mr. Purnell held a broad range of senior executive positions with IBM over 23 years, with financial responsibility over significant telecommunications and other business divisions, both domestically and internationally.

     Andrew A. Quartner, 45. An American Mobile director since May 1988, Mr. Quartner also serves as corporate counsel at Nextlink Communications, Inc. and Vice Chairman of CellPort Labs, Inc. Prior to 1997, Mr. Quartner was Senior Vice President, Law, of AT&T Wireless, which he joined in November 1985. Prior to joining AT&T Wireless, Mr. Quartner was associated with the law firm of Debevoise & Plimpton in New York.

     Jack A. Shaw, 60. An American Mobile director and formerly Chairman of the Board of Directors of American Mobile since July 1996, Mr. Shaw is Chairman and Chief Executive Officer of HNS and Executive Vice President of Hughes. Mr. Shaw is a member of the Hughes Executive Committee. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com, which was acquired by Hughes in 1987.

     Roderick M. Sherwood, III, 45. An American Mobile director since April 1996, Mr. Sherwood is a Hughes Network Systems Senior Vice President and General Manager of Spaceway and a Corporate Vice President of Hughes. Previously, Mr. Sherwood served as Treasurer of Hughes, and Chairman of Hughes Investment Management Company, Senior Vice President -- Operations and Chief Financial Officer of Hughes Telecommunications and Space Company, and Executive Vice President of DIRECTV International. He is a member of the Hughes Chairman's Forum. Prior to joining Hughes in May 1995, Mr. Sherwood served in a variety of financial roles during his 14-year career with Chrysler Corporation, where he served as Assistant Treasurer from 1991 to 1994.

     Michael T. Smith, 55. An American Mobile director since April 1996, Mr. Smith is Chairman and Chief Executive Officer of Hughes. Mr. Smith is a member of the Hughes Executive Committee. Mr. Smith also serves as the Chairman of the Board of Directors of PanAmSat Corporation. Prior to his current position, Mr. Smith served as Chairman of Hughes Aircraft Company ("Hughes Aircraft") and Vice Chairman of Hughes. Mr. Smith served as Executive Vice President and Chief Financial Officer of Hughes from 1989 until 1992. Mr. Smith was the Chairman of Hughes Missile Systems Co. from 1992 to 1994. Previously, Mr. Smith served in a variety of financial management positions with Hughes and General Motors Corporation, beginning his career in 1968.

     The Board of Directors recommends that stockholders vote FOR the election of the nine persons nominated to serve as Directors.



Board Committees, Meetings and Compensation
-------------------------------------------

The Board of Directors has an Executive Committee which meets as needed and generally has full authority to act on behalf of the Board of Directors unless otherwise prohibited by Delaware law. The Executive Committee includes representatives from Hughes and AT&T Wireless, and its members are designated by the Board of Directors in accordance with the terms of a stockholders' agreement. Under certain circumstances, a stockholder holding a Threshold Percentage of common stock has the right to cause other 5% stockholders which are parties to the agreement to have such other parties' representatives on the Board of Directors vote to have the nominee of that stockholder appointed to the Executive Committee. See "Agreements Among Stockholders." The current members of the Executive Committee are Messrs. Brandon, Parsons, Shaw and Sherwood. The Executive Committee met four times during 1998 and took action by unanimous written consent three times during 1998.

The Board of Directors also has an Audit Committee which currently consists of Messrs. Parrott, Quartner and Sherwood. The Audit Committee is responsible for reviewing the Company's internal auditing procedures and accounting controls and will consider the selection and independence of the Company's outside auditors. The Audit Committee met three times during 1998.

The Board of Directors has a Nominating Committee which makes nominations for the Board of Directors and the Committees of the Board. The current members of the Nominating Committee are Messrs. Kaul, Parrott and Smith. The Nominating Committee did not meet during 1998. The Nominating Committee will consider stockholder proposals of persons to be nominated for election to the Board made in accordance with the Company's Bylaws. See "Proposals for the Company's Annual Meeting in 2000," below.

The Board of Directors has a Compensation and Stock Option Committee which is responsible for administering American Mobile's 1989 Employee Stock Option Plan (the "1989 Plan"), reviewing certain of American Mobile's compensation programs and making recommendations to the Board of Directors with respect to compensation. The current members of the Compensation and Stock Option Committee are Messrs. Quartner, Shaw and Smith. The Compensation and Stock Option Committee met twice during 1998 and took action by unanimous written consent twice during 1998. See "Compensation and Stock Option Committee Report."

The Board of Directors met eight times during 1998. All director nominees other than Messrs. Kaul, Quartner and Smith attended 75% or more of all Board meetings and meetings of committees of which they were members during 1998.

Each non-employee member of the Board of Directors is entitled to receive an annual retainer of $19,000, and each member of the committees of the Board is entitled to receive additional amounts as follows: Executive Committee, $3,500 per year; Audit Committee, $2,500 per year; Nominating Committee, $2,000 per year; and Compensation and Stock Option Committee, $2,000 per year. Directors have the right to elect to retain or forego these amounts, or to have them donated to a charity of their choice. Messrs. Parrott and Quartner elected to have such amounts paid to them directly. All other directors elected to forego receipt of retainer and committee fees. Each non-employee member of the Board of Directors (an "Eligible Director") is entitled to receive options exercisable for the Company's common stock as provided in the Company's 1994 Stock Option Plan for Non-Employee Directors ("Director Plan"). Pursuant to the Director Plan, each Eligible Director (other than directors electing not to receive such options) receives an initial option to purchase 1,000 shares of common stock, and automatically receives annually an option to purchase 500 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. Each option expires on the earlier of (i) ten years from the date of grant or (ii) seven months after a director's termination of service as a director. Mr. Brandon elected to forego receipt of options under the Director Plan. Stockholders are being asked to approve certain amendments to the Director Plan. See "2. Amendments to Stock Option Plan for Non-Employee Directors."



Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

The following table and the accompanying notes set forth certain information concerning the beneficial ownership of American Mobile's common stock at March 31, 1999 (except where otherwise indicated), by (i) each person who is known by American Mobile to own beneficially more than five percent of American Mobile's common stock, (ii) each director, (iii) each Executive Officer named in the Summary Compensation Table (see "Executive Compensation," below) and (iv) all directors and Executive Officers as a group. Except as otherwise indicated, each person listed in the table has informed American Mobile that such person has (i) sole voting and investment power with respect to such person's shares of common stock and (ii) record and beneficial ownership with respect to such person's shares of common stock.



Name of Beneficial Owner(1)                            Number of
                                                         Shares       % of Class
Beneficial Owners of More than 5%
AT&T Wireless Services, Inc.(2)                        3,001,145         9.30%
1150 Connecticut Avenue, N.W.
Washington, DC  20036

Singapore Telecommunications Limited (3)               4,836,746        14.63%
31 Exeter Road, Comcentre
Singapore 239732
Republic of Singapore

Motorola, Inc.                                         6,520,532        20.22%
1303 East Algonquin Road
Schaumberg, IL 60196

Baron Capital, Inc.(4)                                 6,135,100        18.56%
767 Fifth Avenue, 24th Floor
New York, NY 10153

Hughes Communications Satellite Services, Inc.(5)     11,566,622        31.14%
Building S66/D468
Post Office Box 92424
Los Angeles, CA  90009

Directors and Executive Officers

Douglas I. Brandon.......................................      0            *
Robert L. Goldsmith(6)(10)...............................151,357            *
Pradeep P. Kaul(7).......................................  1,000            *
Billy J. Parrott(7)(8)................................... 12,500            *
Gary M. Parsons(6)(10)...................................450,990         1.38%
Walter V. Purnell, Jr.(6)(10)(11)........................112,387            *
Andrew A. Quartner(7)(9).................................  6,000            *
Jack A. Shaw(7)..........................................  1,000            *
Roderick M. Sherwood III(7)..............................  1,000            *
Michael T. Smith(7)......................................  2,000            *
Randy S. Segal(6)(10)....................................156,841            *
W. Bartlett Snell........................................ 40,000            *

All Directors and Executive Officers as a
group (12 persons)(6)(10)................................934,667         2.82%

* Less than 1%

     (1)Certain holders of common stock, including each of the beneficial owners of more than 5% of the common stock ("5% Stockholders") listed in the table are parties to a stockholders' agreement dated December 1, 1993 (the "Stockholders' Agreement"). The 5% Stockholders who are parties to the Stockholders' Agreement may be deemed to constitute a group having beneficial ownership of all common stock held by members of such group. See "Agreements Among Stockholders." Each such 5% Stockholder disclaims beneficial ownership as to shares of common stock held by other 5% Stockholders.

     (2)Through its subsidiaries, Transit Communications, Inc. (681,818 shares), Satellite Communications Investments Corporation (1,113,135 shares) and Space Technologies Investments, Inc. (1,206,192). Transit Communications, Inc. is indirectly 80%-owned by LIN Broadcasting Corporation, which is an indirect subsidiary of AT&T Wireless. Satellite Communications Investments Corporation and Space Technologies Investments, Inc. are direct or indirect subsidiaries of AT&T Wireless.

     (3)Singapore  Telecom  is  approximately   80%-owned  by  Temasek  Holdings
(Private) Ltd., a Singapore holding company that is wholly owned by the Government of Singapore. Includes 812,500 shares of common stock issuable upon exercise of warrants issued in connection with the guaranty of the bank financings.

     (4)Includes 812,500 shares of common stock issuable upon exercise of warrants issued in connection with the guarantees of the bank financings.

     (5)Hughes Communications Satellite Services, Inc. ("HCSSI") is an indirect wholly-owned subsidiary of Hughes, which is a wholly-owned subsidiary of General Motors Corporation. Includes 25,000 shares of common stock issuable upon exercise of warrants issued to HCSSI on January 19, 1996, in connection with a prior interim financing facility guarantee and 4,875,000 shares of common stock issuable upon exercise warrants issued in connection with the bank financings.

     (6)Includes shares owned through the Company's matching 401(k) Plan and/or Employee Stock Purchase Plan.

     (7)Includes shares issuable upon the exercise of options granted under the Director Plan which options are vested and exercisable within sixty days after March 31, 1999, subject to compliance with applicable securities laws.

     (8)Includes 7,500 shares owned by Private Networks, Inc., a company in which Mr. Parrott owns a one-third equity interest. Mr. Parrott disclaims beneficial ownership as to all such shares of common stock.

     (9)Includes 1,050 shares owned by trusts for the benefit of each of Mr. Quartner's three children, of which Mr. Quartner is trustee, and 100 shares owned by Mr. Quartner's wife. Mr. Quartner disclaims beneficial ownership as to all such shares of common stock.

     (10)Includes shares issuable upon the exercise of options granted under the 1989 Plan which options are vested and exercisable within sixty days after March 31, 1999, subject to compliance with applicable securities laws. Also includes shares of restricted stock awarded under the 1989 Plan, which are subject to a number of conditions of forfeiture.

     (11)Includes 200 shares owned by Mr. Purnell's wife, as to which Mr. Purnell disclaims beneficial ownership.

Agreements Among Stockholders
-----------------------------

Stockholders' Agreement
-----------------------

American Mobile and each holder of shares of common stock who acquired such shares prior to the Company's initial public offering of 8,500,000 shares of common stock, which was completed December 20, 1993, are parties to a Stockholders' Agreement, amended and restated as of December 1, 1993 (the "Stockholders' Agreement"). The remaining parties to the Stockholders' Agreement (principally Hughes, Singapore Telecom, and AT&T Wireless) hold approximately 50% of the outstanding shares of common stock on a fully diluted basis. The Stockholders' Agreement sets forth agreements among the parties relating to the governance of the Company, ownership of shares and the voting and transferability of common stock and other matters. The Stockholders' Agreement limits the Company's activities to engaging in the communications business, providing, marketing and operating a mobile satellite service and engaging in activities necessary, appropriate or reasonably related to the foregoing. The Stockholders' Agreement provides that the parties will not vote to remove members of the Board of Directors except for cause and that they will not elect or permit the election of a director who is not a United States citizen, if such action would cause the Company to violate applicable law, regulations or FCC policy.

In the Stockholders' Agreement, certain stockholders who, together with their affiliates, own in excess of five percent of the common stock ("Specified Stockholders") have also agreed to cause their representatives on American Mobile's Board of Directors to appoint to the Executive Committee two directors (and one alternate) nominated by each of the two Specified Stockholders which are parties to the Stockholders' Agreement that hold the greatest number of shares of common stock and one director (and one alternate) nominated by the Specified Stockholder that holds the third greatest number of shares of common stock, provided that each Specified Stockholder making such nomination holds at least 15% (the "Threshold Percentage"), of the outstanding common stock. Notwithstanding the foregoing, regardless of whether any other Specified Stockholder which is a party to the Stockholders' Agreement holds the Threshold Percentage of the outstanding shares of common stock, during the period that any single Specified Stockholder or group of affiliated stockholders which are parties to the Stockholders' Agreement are the record holders of more than 50% of the outstanding common stock, the Specified Stockholders have agreed to cause their Board representatives to vote for the appointment to the Executive Committee of nominees of that Specified Stockholder. The Stockholders' Agreement also provides that no person shall be elected to the Board of Directors if such election would violate the Communications Act of 1934, as amended (the "Communications Act") or regulations thereunder. Furthermore, the Stockholders' Agreement provides that no director shall be elected to the Executive Committee if such election, in the opinion of counsel for American Mobile, would raise a reasonable prospect of violating the Communications Act or regulations thereunder. Moreover, before any Specified Stockholder may elect a director of American Mobile who is not a United States citizen, it must first allow Singapore Telecom to elect such a director, provided Singapore Telecom casts sufficient cumulative votes to elect a director.

The Communications Act provides that certain FCC licenses may not be held by a corporation of which more than 20% of its capital stock is directly owned of record or voted by non-U.S. citizens or entities or their representatives (the Company's wholly-owned subsidiary, AMSC Subsidiary Corporation ("AMSC Subsidiary"), as the holder of the FCC license to construct and operate the Company's mobile satellite services system, is subject to these restrictions). Further, the Communications Act provides that certain FCC licenses may not be held by a corporation controlled by another corporation if more than 25% of the controlling corporation's capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives ("Alien Ownership"), if the FCC finds that the public interest is served by the refusal or revocation of such license (American Mobile controls AMSC Subsidiary and therefore is subject to these restrictions). The Stockholders' Agreement contains procedures for reducing the risk that the Company will fail to comply with the FCC's Alien Ownership restrictions as a result of the ownership of the stockholders party to that Agreement or their respective holdings in American Mobile.

The Stockholders' Agreement provides that when a Specified Stockholder transfers common stock not acquired by such Specified Stockholder in the open market, the transferee shall become a party to the Stockholders' Agreement, and shall assume all of the transferring Specified Stockholder's rights and obligations under the Stockholders' Agreement, provided such transferee together with its affiliates would, giving effect to such transfer, hold in excess of 5% of the issued and outstanding common stock.

The Stockholders' Agreement continues until terminated by the affirmative vote of the holders of three-fourths of the issued and outstanding common stock held by parties to the Stockholders' Agreement. It may be amended by a three-fourths' vote of the Specified Stockholders, except that amendments to the provisions providing for registration rights and certain other matters require the affirmative vote of the holders of three-fourths of the outstanding common stock held by parties to the Stockholders' Agreement.

Motorola Agreements
-------------------

In connection with the acquisition of ARDIS from Motorola by the Company on March 31, 1998 (the "Acquisition"), and pursuant to the Stock Purchase Agreement dated as of December 31, 1997, as amended March 31, 1998 (the "Purchase Agreement"), American Mobile, Motorola and certain of American Mobile's principal stockholders (Hughes, Singapore Telecom and AT&T Wireless) (the "Participating Stockholders") have agreed to certain participation and registration rights with respect to American Mobile's common stock.

Pursuant to the terms of the Participation Rights Agreement entered into on December 31, 1997 (the "Participation Rights Agreement"), in the event that one of the Participating Stockholders seeks to transfer its shares of American Mobile's common stock other than in a Rule 144 or public stock exchange or Nasdaq Stock Market transaction (a "Transfer") at a time at which Motorola beneficially owns 5% or more of American Mobile's common stock, Motorola would have a right to receive notice of the intended Transfer by such Participating Stockholder and a right to participate (proportionate to Motorola's stockholdings relative to those of such Participating Stockholder) in such contemplated Transfer. Under the Participation Rights Agreement, the Participating Stockholders would be entitled to similar notice and participation rights in the event of an intended transfer by Motorola of its interests in American Mobile's common stock.

The Participation Rights Agreement also provides that in connection with the Acquisition, Motorola would be entitled to certain demand and participation ("piggyback") registration rights with respect to the shares of common stock to be issued to Motorola (directly or following exercise of its warrants) as part of the purchase price of ARDIS. Pursuant to the Participation Rights Agreement, after the first year following the Acquisition, Motorola or its transferees would be entitled to two demand registrations with respect to its shares of American Mobile's common stock, subject to certain registration priorities and postponement rights of American Mobile. In addition, Motorola would be entitled to piggyback registration in connection with any registration of securities by American Mobile (whether or not for its own account) on a form which may be used for registration of the common stock held by Motorola. Under the Participation Rights Agreement, Motorola's piggyback registration rights would have certain priorities for sale over those of other parties (including the Participating Stockholders). Motorola's priority rights, however, would not extend to a primary registration on behalf of American Mobile or to the registration rights relating to the 12 1/4% senior notes and related warrants (the "high yield debt offering") issued by the Company in connection with the Acquisition.


Executive Officers
------------------

Executive Officers of American Mobile are elected by, and serve at the discretion of, the Board of Directors. As part of their responsibilities, Executive Officers also currently serve as officers of the subsidiaries of American Mobile, including AMSC Acquisition Company, Inc. ("AMSC Acquisition Company"), AMSC Subsidiary, AMSC Subsidiary Corporation of Virginia, American Mobile Satellite Sales Corporation, Personal Communications Satellite Corporation, AMSC Sales Corporation, Ltd., XM Satellite Radio Inc. (formerly American Mobile Radio Corporation), XM Satellite Radio Holdings Inc. (formerly AMRC Holdings Corporation) (together with XM Satellite Radio Inc., "XM Radio"), AMSC ARDIS, Inc., AMSC ARDIS Acquisition, Radio Data Network Holding Corporation, ARDIS Company, and ARDIS Holding Company. Executive Officers receive no additional compensation for these services. Information with respect to the age, business experience and the affiliations of the Executive Officers of American Mobile is set forth below.

     Gary M. Parsons, Chairman of the Board of Directors, joined the Company in July 1996. See "Nominees" for information regarding Mr. Parson's age, business experience and affiliations.

     Walter V. Purnell, Jr., Chief Executive Officer and President, joined the Company in March 1998. See "Nominees" for information regarding Mr. Purnell's age, business experience and affiliations.

     Robert L. Goldsmith, 55. American Mobile's Executive Vice President and Chief Operating Officer since February 1997. Prior to joining American Mobile, Mr. Goldsmith was the Senior Vice President of Sales and Marketing and General Manager of the Commercial Services Division for Qwest Communications Company ("Qwest"). Prior to joining Qwest in 1995, Mr. Goldsmith was with MCI for nine years in various executive sales and marketing positions.

     Randy S. Segal, 43. American Mobile's Senior Vice President, General Counsel and Secretary since October 1992. From October 1983 to October 1992, Ms. Segal was associated with the law firm of Debevoise & Plimpton in New York, New York. Prior to joining Debevoise, Ms. Segal clerked for the Honorable Jerre S. Williams of the United States Court of Appeals for the Fifth Circuit, and for the Honorable Edmund L. Palmieri for the United States District Court for the Southern District of New York.

     W. Bartlett Snell, 47. American Mobile's Senior Vice President and Chief Financial Officer as of March 1999. Mr. Snell was formerly the Senior Vice President and Chief Financial Officer at Orbcomm Global, L.P. ("Orbcomm"), which he joined in 1996. Prior to joining Orbcomm, Mr. Snell spent 16 years at IBM in a variety of leadership positions in diverse business areas.


Compensation and Stock Option Committee Report
----------------------------------------------

Introduction
------------

The Company's compensation policy for 1998 was established by the Compensation and Stock Option Committee consisting of Messrs. Quartner, Shaw and Smith In accordance with this policy, which is discussed in greater detail below, the Compensation and Stock Option Committee set the base salaries of, and awarded cash bonuses, and stock options to, American Mobile's Executive Officers for 1998. None of the members of the Compensation and Stock Option Committee are employees of the Company.

American Mobile's Compensation Policy.  American Mobile's compensation policy is
-------------------------------------
designed to (i) attract and retain a talented and highly motivated executive corps, (ii) reward those executives for attaining personal, departmental and company-wide goals and (iii) align the interests of those executives with the interests of the Company's stockholders. Each of these objectives is addressed to a greater or lesser extent by each of the three components of the executive's compensation - base salary, annual bonus and equity based awards (restricted stock awards and stock options).

In determining the base salaries of Executive Officers for 1998, the Compensation and Stock Option Committee considered its actions in 1997 to forego merit increases or reduce salaries for Executive Officers. The Committee's actions for 1997 had been made in view of the economic constraints then facing the Company, the desirability of placing a greater emphasis on performance-based, at-risk compensation and the positive message to be derived throughout the organization by implementation of such a salary reduction or freeze at the most senior management levels.

The Committee also considered the considerable efforts of senior management in effecting the successful acquisition of ARDIS and related financing in March of 1998. In light of these considerations and the overall compensation policy, the Committee determined that merit increases should be paid in 1998 and returned the reduced salary of Mr. Parsons to its original level.

In 1998, the Committee also began its evaluation of the consistency of base and bonus compensation for executive and senior management in the combined American Mobile-ARDIS organization. Compensation for Mr. Purnell, who joined the Company in March 1998 as its President, was determined consistent with the existing compensation structure for other Executive Officers of American Mobile. Compensation for other senior officers of the combined company were considered and modified towards a goal of comparable treatment.

Annual   Bonus.   American   Mobile's   Executive   Officers  are  eligible  for
--------------
discretionary annual bonuses. Performance objectives are set annually for each executive, with relative values set for attaining each objective. At year end, the Chief Executive Officer of the Company assesses each executive's success in obtaining his or her performance objectives, and makes an appropriate recommendation to the Compensation and Stock Option Committee regarding such executive's annual bonus. Such recommendations are generally based, in part, on quantitative factors relating to attainment of corporate objectives and, in part, on more qualitative factors relating to individual performance.

In 1998, the Committee determined that 92.5% of established corporate objectives had been met and approved payment of discretionary bonuses as recommended.

Equity Based Awards. The number and type of equity based awards granted to each executive is determined by the Compensation and Stock Option Committee in its discretion. In making its determination, the Compensation and Stock Option Committee considers the executive's position at the Company, his or her individual performance, the number of options or other awards held by the executive (if any) and other factors, including an analysis of the estimated amount potentially realizable from the award.

In January 1999, the Committee approved the grant of stock options to senior management to continue to align the interests of management with those of the stockholders, and to incentivize and retain those executives. In addition, the Board of Directors exercised its discretion to waive certain conditions to the first year's vesting of previously awarded restricted shares to each of Messrs. Goldsmith and Ms. Segal to recognize their efforts in 1998 and to provide continued incentives for and retention of those executives. Upon the recommendation of Messrs. Parsons and Purnell, the conditions to vesting of restricted shares previously awarded to Messrs. Parsons and Purnell were not waived by the Board at such time.

Compensation  of the Chief  Executive  Officer.  The  foregoing  principles  and
----------------------------------------------
policies were applied in determining the compensation of Mr. Parsons, Chairman of the Board and Chief Executive Officer of American Mobile through 1998. During fiscal 1998, Mr. Parsons received a base salary of $350,000. The Compensation and Stock Option Committee also awarded Mr. Parsons options to purchase a total of 50,000 shares of the Company's common stock.

Tax Deductibility of Executive Compensation.  The Internal Revenue Code of 1986,
-------------------------------------------
as amended (the "Code"), limits the federal income tax deductibility of compensation paid to the Company's chief executive officer and to each of the other four most highly compensated Executive Officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1 million or meets certain specified conditions (such as stockholder approval). Based on the Company's current compensation plans and policies and recently released regulations interpreting the Code, the Company and the Compensation and Stock Option Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction for executive compensation. The Compensation and Stock Option Committee intends to monitor this issue, and will consider modifications of the Company's compensation policies as conditions warrant and to the extent necessary to serve the best interests of the Company.

Andrew A. Quartner     Jack A. Shaw     Michael T. Smith



Compensation and Stock Option Committee Interlocks and Insider Participation
----------------------------------------------------------------------------

During the fiscal year ended December 31, 1998, the Compensation and Stock Option Committee of American Mobile's Board of Directors consisted of Messrs. Quartner, Shaw and Smith. During 1998, the Company and certain of its subsidiaries entered into contracts and other transactions with certain affiliates of Hughes. All of these contracts and transactions were approved by American Mobile's Board of Directors or Executive Committee, and the Company believes that the contracts and transactions were made on terms substantially as favorable to the Company as could have been obtained from unaffiliated third parties. The following is a description of such contracts and transactions.

In January 1997, the Company reached an agreement with Hughes Aircraft, the manufacturer of the Company's satellite (the "Satellite"), to reduce by 27.5% the amount of certain performance payments owed by the Company to Hughes Aircraft under its Satellite construction contract and to defer all payments otherwise due until January 1998, based on certain satellite performance considerations. Thereafter, certain additional contractual payment issues were raised by the Company. At present, the Company's obligation to make additional performance payments to Hughes Aircraft remains at issue and ongoing discussions are underway between the companies.

Hughes Network Systems Limited ("HNS"), the manufacturer of the Company's land earth stations (each an "LES") has provided AMSC Subsidiary software maintenance services in support of the operation of the LESs at an annual rate of $760,000 for the twelve month period commencing December 1, 1998.

The Company has entered into a reseller agreement with Hughes Space & Communications Company, through its Hughes Government Services ("HGS") business unit, whereby American Mobile will sell the Company's services to HGS for resale by HGS to federal government subscribers at rates to be established by HGS. Like the Company's other government resellers, HGS will set rates and prices for services and equipment, respectively and will be responsible for billing and collecting amounts due from its customers.

In connection with the Acquisition, the Company, AMSC Acquisition Company and its subsidiaries entered into agreements with Morgan Guaranty Trust Company of New York,Toronto Dominion Bank, Bank of America National Trust and Savings

Association and certain other lenders (collectively, the "Banks") to provide for two facilities: (i) the Revolving Credit Facility, a $100 million unsecured five-year reducing revolving credit facility and (ii) the Term Loan Facility, a $100 million five-year, term loan facility with up to three additional one-year extensions subject to the Banks' approval (collectively, the "Bank Financing"). The Term Loan Facility is secured by the assets of the Company, principally its stockholdings in XM Radio and AMSC Acquisition Company, which was formed in connection with the Acquisition. The Bank Financing is severally guaranteed by Hughes, Singapore Telecom and Baron Capital Partners, L.P. (collectively, the "Bank Facility Guarantors").

In exchange for the additional risks undertaken by the Bank Facility Guarantors in connection with the Bank Financing, American Mobile agreed, pursuant to a Guaranty Issuance Agreement dated March 31, 1998 (the "GIA"), to compensate the Bank Facility Guarantors, principally in the form of 1 million additional warrants and repricing of 5.5 million warrants previously issued (together, the "Guarantee Warrants"). As originally issued, the Guarantee Warrants had an exercise price of $12.51. Further, in connection with the guarantees, American Mobile agreed to reimburse the Bank Facility Guarantors in the event that the Guarantors were required to make payment under the Revolving Credit Facility guarantees and, in connection with this reimbursement commitment, has provided the Bank Facility Guarantors a junior security interest with respect to the assets of the Company, principally its stockholdings in XM Radio and AMSC Acquisition Company.

The Bank Facility Guarantors also obtained certain demand and piggy-back registration rights with regard to the unregistered shares of the Company's common stock held by them or issuable upon exercise of the Guarantee Warrants. Pursuant to the terms of the Amended and Restated Registration Rights Agreement among the Bank Facility Guarantors and the Company (the "Registration Rights Agreement"), the Company has agreed to (i) extend the expiration date for demand registration rights with respect to the Bank Facility Guarantors' existing warrants, (ii) provide registration rights for the warrants issued pursuant to the GIA, and (iii) provide registration rights for other restricted securities held by the Guarantors. Under the Registration Rights Agreement the Guarantors would be entitled to up to three demand registrations with respect to its shares of American Mobile's common stock, subject to certain registration priorities and postponement rights of American Mobile. In addition the Guarantors would be entitled to piggyback registration in connection with any registration of securities by American Mobile (whether or not for its own account), subject to certain Motorola priorities for sale under the Participation Rights Agreement.

On March 29, 1999, the Bank Facility Guarantors agreed to eliminate certain covenants contained in the GIA relating to the Company's Earnings Before Interest, Depreciation, Amortization and Taxes ("EBITDA") and service revenue. In exchange for this waiver, the Company agreed to amend the exercise price of the Guarantee Warrants from $12.51 per share to $7.50 per share.

Performance Graph
-----------------

     The graph set forth below shows the cumulative total return to holders of the Company's common stock from December 31, 1993 through December 31, 1998, computed by dividing (1) the difference between the closing price per share at the beginning of such period and the last trading day of each month during such period (the Company did not declare or pay dividends on its common stock during such period) by (2) the closing share price at the beginning of such period, and compares such return to the performance during such period of the Center for Research in Security Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. Companies) ("Nasdaq U.S.") and the CRSP Nasdaq Telecommunications Stock Index ("Nasdaq Telecom"). The Nasdaq U.S. index comprises all domestic common shares traded on the Nasdaq National Market and the Nasdaq SmallCap Market, and the Nasdaq Telecom index comprises all such domestic common shares of companies falling under Standard Industrial Classification Code 48. These indices are prepared for Nasdaq by the CRSP at the University of Chicago. The graph assumes $100 invested on December 31, 1993 in the Company's common stock (at $20.50 per share), the Nasdaq U.S. index and the Nasdaq Telecom index.

               COMPARISON OF SIXTY MONTHS CUMULATIVE TOTAL RETURN
               --------------------------------------------------

[GRAPHIC OMITTED]


                 Dec. '93   Dec. '94   Dec. '95   Dec. '96   Dec. '97   Dec. '98
                 --------   --------   --------   --------   --------   --------

American Mobile   100.000     62.195    149.390     59.756     34.146     25.610
Nasdaq US         100.000     97.752    138.256    170.015    208.580    293.209
Nasdaq Telecom    100.000     83.458    109.257    111.719    165.433    270.154

Executive Compensation
----------------------

     The following tables set forth (a) the compensation paid or accrued by the Company to the Company's chief executive officer and its four other most highly compensated Executive Officers receiving over $100,000 per year (such officers, the "Named Executive Officers") for services rendered during the fiscal years ended December 31, 1998, 1997 and 1996 and (b) certain information relating to options granted to such individuals.

Summary Compensation Table
--------------------------

                                                                             Restricted    Long-Term
                                                                             Stock        Compensation      All Other Compen-
                                         Annual Compensation                 Awards(4)$     Awards          Compensation(6)
                             ----------------------------------------------  ----------   ------------      -----------------
   Name and                                                  Other Annual                   Options/
   Principal Position        Year     Salary(2)   Bonus     Compensation(3)                  SARs(5)
   ------------------        ----     ---------  --------   ---------------                  -------


Gary M. Parsons(1)           1998     $349,596  $168,438        $9,600       $985,555        100,000            -
 Chairman of the Board       1997     $317,692  $158,000        $9,600                       100,000            -
                             1996     $145,385   $87,500        $4,026                       300,000            -

Robert L. Goldsmith(7)       1998     $219,456   $83,435        $9,600       $665,250              -            -
 Executive Vice Presiden     1997     $189,807   $76,406        $8,800                       100,000            -
 Chief Operating Officer

Stephen D. Peck(7)           1998     $195,379   $57,285        $9,600       $266,100              -            -
 Vice President, Chief       1997      $88,154   $31,318        $4,465                        50,000
 Financial Officer

Walter V. Purnell, Jr.(8)    1998     $172,258   $86,625        $7,200       $709,600         80,000      $81,780
 President and Chief
 Executive Officer

Randy S. Segal               1998     $204,216   $68,847        $9,600       $532,200              -            -
 Senior Vice President,      1997     $191,000   $66,850        $9,600                        25,000            -
 General Counsel and         1996     $191,000   $52,716        $5,619                        65,000            -
 Secretary


     (1)Mr. Parsons was Chief Executive Officer and Chairman of the Board, and Mr. Purnell was President, during 1998. The principal positions indicated above were effective January 1, 1999.

     (2)Effective with the Acquisition, Messrs. Parsons', Purnell's and Goldsmith's, Ms. Segal's and Mr. Peck's annualized base salaries were approximately $350,000, $225,000, $219,600, $204,400 and $195,400, respectively.

     (3)All dollar amounts reported for fiscal year 1997 and 1996 relate to the personal use of a company car and/or a car allowance.

     (4)As of December 31, 1998, the dollar value of restricted stock held by each of Messrs. Parsons, Goldsmith, Peck and Purnell and Ms. Segal was $555,555, $375,000, $150,000, $400,000 and $300,000, respectively. The restricted stock vests equally over three years and is subject to certain performance conditions that may be waived by the Board of Directors.

     (5)The numbers reflect grants of options to purchase shares of common stock under the 1989 Plan. The Company has not granted stock appreciation rights ("SARs").

     (6)Relates to executive retirement plan pay-out.

     (7)Messrs. Goldsmith and Peck joined the Company in February 1997 and July 1997, respectively.

     (8)Mr. Purnell joined the Company in April 1998 upon the Acquisition.

Option/SAR Grants Last Fiscal Year
----------------------------------

  The following table sets forth each grant of stock options made during fiscal year 1998 to each of the Named Executive Officers.


                                                 OPTION/SAR GRANTS
                                                IN LAST FISCAL YEAR

                                                                                  Potential Realizable
                                           Individual Grants                       Value at Assumed
                                                                                     Annual Rates of
                             Number of     % of Total                                   Stock Price
                             Securities    Options/SARs                              Appreciation for
                             Underlying    Granted to   Exercise or                   Option Term(3)
                             Options/SARs  Employees/   Base Price
     Name                    Granted(1)(2) Fiscal Year  ($/Share) Expiration Date    5%          10%
                             ------------- -----------  --------- ---------------    --          ---

Gary M. Parsons ..........    100,000        7.1110%      $8.87    Jan. 22, 2008  $557,830   $1,413,650
Walter V. Purnell, Jr.....     80,000        5.6888%      $8.87    Jan. 22, 2008  $658,671   $1,469,144

     (1)Does not include options granted on January 28, 1999, with respect to fiscal year 1998. The numbers reflect the grant of options to purchase shares of common stock under the 1989 Plan. The Company has not granted SARs.

     (2)The options become exercisable in three annual installments, vesting at the rate of 33 1/3% per year for three years.

     (3)Based on actual option term and annual compounding. The actual value a Named Executive Officer may realize will depend upon the excess of the price of the common stock over the exercise price on the date the option is exercised. Accordingly, there is no assurance that the value ultimately realized by a Named Executive Officer, if any, will be at or near the values indicated.


Option/SAR Exercises and Year-End Option Values
-----------------------------------------------

     The following table sets forth, for each of the Named Executive Officers, the value of unexercised options at fiscal year-end:

               Aggregated Option/SAR Exercises in Last Fiscal Year
                    and Fiscal Year-End Option/SAR Values (1)
                    -----------------------------------------

                                         Number of Securities Underlying         Value of Unexercised
                                          Unexercised Options at Fiscal       in-the-Money Options/SARs
                                                    Year-End(#)                  at Fiscal Year-End($)
     Name                                   Exercisable/Unexercisable         Exercisable/Unexercisable
     ----                                   -------------------------         -------------------------

Gary M. Parsons........................       299,334/250,666                         $0/$0
Walter V. Purnell, Jr..................        26,400/153,600                         $0/$0
Robert L. Goldsmith....................        66,000/94,000                          $0/$0
Randy S. Segal ........................       100,432/73,500                          $0/$0
Stephen D. Peck........................        16,500/33,500                          $0/$0


     (1)None of the Named Executive Officers exercised options during the fiscal year ended December 31, 1998. The Company has not granted SARs.

                     2. AMENDMENTS TO STOCK OPTION PLAN FOR
                     --------------------------------------
                             NON-EMPLOYEE DIRECTORS
                             ----------------------

Proposed Amendments
-------------------

The Board of Directors has approved and recommends to the stockholders a proposal to amend the Company's 1994 Stock Option Plan for Non-Employee Directors to provide for: (i) an increase in the size of the automatic initial grant of options to new Eligible Directors from 1,000 shares to 5,000 shares, and an increase in the size of the automatic annual grant of options to continuing Eligible Directors from 500 shares to 2,500 shares; (ii) an increase in the number of authorized shares available for issuance under the Director Plan from 50,000 to 100,000; and (iii) the discretionary granting of additional options to Eligible Directors.

Subject to stockholder approval of the foregoing amendments, the Board has approved the grant of options to purchase up to 45,000 shares of common stock in the aggregate to the Eligible Directors, effective as of March 25, 1999.

The Director Plan is intended to promote ownership by non-employee directors of a greater proprietary interest in the Company, thereby aligning such directors' interests more closely with the interests of stockholders of the Company, and to assist the Company in attracting, and retaining, highly qualified persons to serve as non-employee directors. The amendments to the Director Plan set forth above will not be effective unless or until stockholder approval is obtained.


Reasons for the Amendments
--------------------------

The Board of Directors believes that the proposed amendments are necessary for a number of reasons. First, the Director Plan was initially adopted in 1994, and there has been no increase in the size of the automatic grants since that time. The Board believes that the size of the automatic option grants for non-employee directors are relatively small, in light of the Company's growth and evolution since 1994, and also compared with the size of automatic grants made to non-employee directors under similar plans adopted by peer companies.

Second, the Board believes that the increase in the size of the automatic grants is necessary to enable the Company to continue to attract, and retain, qualified and dedicated business people to serve as non-employee directors. The Board believes that there is significant competition for qualified non-employee directors, and, accordingly, the Board believes it is important to increase the financial incentive for such persons to agree to serve, and continue to serve, on the Company's Board of Directors.

Third, the increase in the size of automatic grants, if approved, will necessitate an increase in the number of shares authorized to be issued under the Director Plan. The Board believes that an increase from 50,000 authorized shares to 100,000 authorized shares is appropriate and prudent.

Finally, the Board believes that the added flexibility to make discretionary grants of additional options is necessary to recognize extra efforts on special projects made by individual non-employee directors from time to time, or over the course of a longer period of time.

Terms of the Director Plan
--------------------------

Pursuant to the Director Plan, each Eligible Director received an option to purchase 1,000 shares of common stock upon joining the Board of Directors, and each Eligible Director continually serving on the Board has received an option to purchase 500 shares of common stock each year. As of March 31, 1999, a total of 10,000 options have been granted under the Director Plan (not including the grants referred to above that were made by the Board subject to stockholder approval at the 1999 annual stockholders meeting). The options that have been granted under the Director Plan have exercise prices that range from $9.73 per share to $25.75 per share. The options granted under the Director Plan are fully vested and exercisable on the date of grant. Each option expires on the earlier of (i) ten (10) years from the date of grant or (ii) seven (7) months after a director's termination of service as a director.

The optionee may not transfer options granted under the Director Plan, except by will or the applicable laws of descent and distribution or pursuant to the terms of a qualified domestic relations order. If, during the term of an option, there is any increase or decrease in the number of issued shares of common stock resulting from a split-up or consolidation of shares or any similar capital adjustment, or the payment of any stock dividend, the number and class of shares covered by an outstanding option and the exercise price per share of the option will be proportionately adjusted.


Tax Consequences
----------------

The material federal income tax consequences to the Company and the non-employee director of the grant and exercise of options granted under the Director Plan under the existing applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations thereunder are described in summary fashion below. This description is a summary only.

An optionee will not recognize income on the grant of a nonstatutory stock option, but generally will recognize ordinary income on the exercise of a nonstatutory stock option. The amount of income recognized on the exercise of such stock option generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or shares. The Company generally will be entitled to a deduction in the amount of ordinary income so recognized, subject to satisfying certain income tax reporting requirements.

Vote Required
-------------

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the adoption of the amendments to the Director Plan.

         The Board of Directors unanimously recommends that stockholders vote FOR approval of the proposed amendments to the Director Plan.



                  3. RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
                  ---------------------------------------------

On the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as independent accountants for the Company for the year 1999, subject to ratification by the stockholders at the annual meeting. Arthur Andersen LLP have been the independent accountants for the Company since 1988. A representative of Arthur Andersen LLP will be present at the annual meeting of stockholders with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

         The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as independent accountants for the Company for the year 1999.




             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
             -------------------------------------------------------

Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Specific due dates for these reports have been established by the Securities and Exchange Commission and the Company is required to report in this proxy statement any failure to file by these dates. No person associated with the Company who was required to file under these rules failed to file any such required report in 1998. In making this statement, the Company has relied on the written representations of its directors and officers and copies of the reports that have been filed with the SEC.


                                  OTHER MATTERS
                                  -------------

The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration thereof or action thereon.

All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Company at or prior to the meeting, will be voted at the meeting in accordance with any instructions specified on such proxy and, where no instruction is specified, as indicated on such proxy.


               PROPOSALS FOR THE COMPANY'S ANNUAL MEETING IN 2000
               --------------------------------------------------

The Company will review for inclusion in next year's proxy statement stockholder proposals received by December 22, 1999. Proposals should be sent to the Secretary of the Company, 10802 Parkridge Boulevard, Reston, Virginia 20191-5416. In order to be included in the proxy statement for next year's annual meeting, such proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act").

A stockholder who wishes to submit a proposal for inclusion in next year's proxy statement, outside the processes of Rule 14a-8 under the Exchange Act, must, in accordance with Article II, Section 13 of the Company's By-Laws, file a written notice with the Secretary of the Company which conforms to the requirements of the By-Laws. If the Board of Directors or a designated committee or officer who will preside at the stockholders meeting determines that the information provided in such notice does not satisfy the informational requirements of the By-Laws or is otherwise not in accordance with law, the stockholder will be notified promptly of such deficiency and be given an opportunity to cure the deficiency within the time period prescribed in the ByLaws. Such notice of a stockholder proposal must be delivered not less than 60 days nor more than 120 days prior to the date of the annual meeting to be held in 2000 (unless such notice relates to a special meeting or the annual meeting is called to be held before the date specified in the By-Laws, in which case the stockholder proposal must be delivered no later than the close of business on the tenth day following the date on which notice of the meeting is publicly announced). Any stockholder proposal that is not submitted in accordance with the foregoing procedures will not be considered to be properly brought before the 2000 annual meeting, and, if presented at the meeting, the Company will be able to use proxies given to it for such meeting to vote for or against any such proposal at the Company's sole discretion.

                               1998 ANNUAL REPORT
                               ------------------

American Mobile's Annual Report on Form 10-K for the year ended December 31, 1998, including financial statements ("Annual Report"), is being furnished concurrently with this Proxy Statement to persons who were stockholders of record as of March 31, 1999, the record date for the Annual Meeting.

                                            By order of the Board of Directors,
                                            Randy S. Segal
                                            Senior Vice President and Secretary

Reston, Virginia
April 21, 1999

        This Proxy is Solicited By The Board of Directors of the Company


                      AMERICAN MOBILE SATELLITE CORPORATION


                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  May 26, 1999


The undersigned hereby constitutes and appoints Gary M. Parsons and Walter V. Purnell, Jr., and each of them, true and lawful agents and proxies ("Proxies"), with full power of substitution and revocation in each, to attend the Annual Meeting of Stockholders of American Mobile Satellite Corporation to be held at 9:00 a.m. on Wednesday, May 26, 1999 at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia, and any adjournments thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present (i) as designated upon the matters set forth on the reverse side, and (ii) in their discretion, upon the approval of minutes of prior meetings of the stockholders and such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If directed by the undersigned to vote for the nominees, or if no direction is made, the votes represented by this proxy will be voted FOR the nine nominees listed below in such proportions as determined by the Proxies in their discretion so as to maximize the likelihood of electing all such nominees; provided, however, that (i) if directed by the undersigned to withhold votes from one or more nominees, the votes represented by this proxy will be voted FOR the remaining nominees as set forth above, and (ii) if, prior to the election, any such nominee shall become unavailable for election or unable to serve, the Proxies may vote for such other persons as may be nominated. If no direction is made, this proxy will be voted FOR Proposals 2 and 3 on the reverse side. The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or any adjournments thereof.

Election of Directors, Nominees:


Douglas I. Brandon, Pradeep P. Kaul, Billy J. Parrott, Gary M. Parsons, Walter V. Purnell, Jr., Andrew A. Quartner, Jack A. Shaw, Roderick M. Sherwood, III, and Michael T. Smith.

(change of address/comments)

----------------------------------------

----------------------------------------

----------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE.

(REVERSE SIDE)

1.  Election of Directors

    |_|  For All Nominees      |_|  Withheld From All Nominees

    |_|  For, except vote withheld from the following nominee(s):

         ----------------------------------------------------

3. Ratification of the appointment of Arthur Andersen LLP as independent accountants for the Company for the year 1999.

    For  |_|             Against  |_|            Abstain  |_|


2.  Amendments to 1994 Stock Option Plan for Non-Employee Directors.


    For  |_|             Against  |_|             Abstain |_|




|_|  Change of address/comments on reverse side.


INSTRUCTIONS:

1. Please sign exactly as name is printed hereon.
2. If shares are held jointly, each holder should sign.
3. If signing as executor or trustee or in similar fiduciary capacity, please give full title as such.
4. If a corporation, please sign full corporate name by President or other authorized officer.
5. If a partnership, please sign partners name by authorized person.




SIGNATURE(S)                                       DATE